Exhibit 10.7

PURCHASE AND SALE AGREEMENT

by and between

KINDER MORGAN INTERSTATE GAS TRANSMISSION LLC

and

KINDER MORGAN PONY EXPRESS PIPELINE LLC

August 1, 2012

PURCHASE AND SALE AGREEMENT

This Purchase And Sale Agreement (“Agreement”) is being entered into by and between KINDER MORGAN INTERSTATE GAS TRANSMISSION LLC, a Colorado limited liability company (“Seller”), and KINDER MORGAN PONY EXPRESS PIPELINE LLC, a Delaware limited liability company (“Purchaser”), as of the 1st day of August, 2012. (“Effective Date”).

1. Agreement. For and in consideration of the mutual benefits enjoyed by each of the parties to this Agreement and of the payment by Purchaser to Seller of One Hundred and No/100 Dollars ($100.00) in cash, which payment shall be credited against the Consideration (as hereinafter defined) at the Closing (as hereinafter defined) but which shall otherwise be nonrefundable to Purchaser, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and accept conveyance of, the Property (as hereinafter defined) pursuant to the terms and conditions herein set forth.

2. Property. The property which is the subject of this Agreement (collectively, the “Property”) is as follows:

(a) Approximately 432.4 miles of the pipeline (consisting of 139.1 miles of 20-inch pipe, 244.5 miles of 22-inch pipe and 48.8 miles of 24-inch pipe), with appurtenances, commencing at the discharge side of the Guernsey Compressor Station located in Section 17, Township 26 North, Range 65 West, Platte County, Wyoming and terminating at the NGPL Interconnect located in Section 25, Township 11 South, Range 8 West, Lincoln County, Kansas (the “Pipeline”), which will be conveyed using the form of Assignment and Bill of Sale set forth in Appendix A attached hereto.

(b) Station piping, various buildings, structures, improvements, valves, personal property, fixtures and auxiliary equipment (the “Related Facilities”), which will be conveyed using the form of Assignment and Bill of Sale set forth in Appendix A attached hereto.

(c) Easements, licenses, rights-of-way, leases, and other interests in real property regarding the Pipeline and Related Facilities (the “Real Property Interests”) which will be conveyed using the form of Assignment, Conveyance and Bill of Sale set forth in Appendix A attached hereto.

(d) Fee simple interests in any real property (the “Fee Simple Property”) to be conveyed using the form of Special Warranty Deed attached hereto as listed on Appendix B.

(e) To the extent assignable, all of Seller’s right, title and interest in and to all other agreements that relate to Purchaser’s ownership or use of the Property, which Purchaser elects to assume (the “Property Agreements”).

3. Consideration. Seller agrees to accept and Purchaser agrees to pay as consideration for the sale of the Property (the “Consideration”) the following:

(a) The actual net book value of the Pipeline at the time of Closing, estimated to be approximately $90.3 million as of May 31, 2012, payable at Closing (less any credits thereto provided in this Agreement).

(b) Reimbursement to KMIGT for its actual reasonable and prudent costs of abandonment of the gas facilities described in its application to the Federal Energy Regulatory Commission (“FERC”), currently estimated to be $8.4 million, payable within 60 days of receipt of invoice from KMIGT.

(c) Reimbursement to KMIGT for its actual reasonable and prudent costs to construct the gas service facilities described in its application to the FERC, currently estimated to be $56.6 million, payable within 60 days of receipt of invoice from KMIGT.

(d) Reimbursement to KMIGT for actual reasonable and prudent costs incurred to obtain gas pipeline transportation services from other interstate pipelines for a minimum period of five (5) years up to ten (10) years as described in its application to the FERC, currently estimated to be $9.3 million per year, payable annually within 30 days of receipt of invoice from KMIGT.

4. Purchaser’s Investigation. Purchaser shall have the period (the “Contingency Period”) commencing as of the Effective Date and ending as of the Close of Business on the date (30) thirty days prior to Closing, within which to conduct such due diligence investigations regarding the Property as Purchaser shall desire.

(a) Documents Relating to the Property. Seller, at Seller’s sole cost and expense, shall deliver to Purchaser, at least thirty (30) days prior to Closing, the following documents and materials:

(i) a completed draft of the Assignment, Conveyance and Bill of Sale substantially in the form attached hereto as Appendix A, including the schedules setting forth in detail the Property to be conveyed as provided in this Agreement.

(ii) a completed draft of the Special Warranty Deed(s) substantially in the form attached hereto as Appendix B regarding any Fee Simple Property to be conveyed as provided in this Agreement

(iii) a copy of any other documents in Seller’s possession relating to the Property, including any existing surveys, maps, and any engineering or other technical reports or information related to the Property, including the soil or subsoil condition or topography of the Property; and

(iv) such other documents and information as Purchaser may reasonably from time to time request which are in Seller’s possession.

(b) On-Site Inspections. During the Contingency Period and at all times thereafter prior to the Closing or the termination of this Agreement, Purchaser shall have the right, at Purchaser’s expense, to conduct all on-site inspections of the Property determined by Purchaser to be necessary or appropriate to determine whether the

Property is suitable for Purchaser’s intended use, including, without limitation, the testing and inspection of the Property (and its subsurface) for any environmental contamination and for its suitability for development, the taking of ground water and core samples, soil tests, topographical and fault studies, and all other surveys, studies, tests and analysis desired by Purchaser. Seller hereby grants to Purchaser and its designated agents or contractors the right to enter upon the Property to perform such inspections, tests and other studies; provided, that (i) if the Closing does not occur hereunder, Purchaser shall repair any physical damage to the Property resulting therefrom and (ii) Purchaser shall indemnify and hold Seller harmless from and against any damage, claim, cause of action, liability, cost (including, without limitation, reasonable attorneys’ fees and court costs) or other obligation caused by Purchaser’s entry upon the Property. The obligation of Purchaser to indemnify Seller under this Section 4(b) shall survive the Closing or termination of this Agreement.

(c) Notice of Objections. On or before the Close of Business on the last day of the Contingency Period, Purchaser shall deliver to Seller its written objections (the “Purchaser’s Objections”) to (i) any of the materials delivered to Purchaser pursuant to Section 4(a), and (ii) any other matters or conditions revealed by Purchaser’s due diligence with respect to the Property, including the tests, inspections or reports conducted pursuant to Section 4(b), which, in Purchaser’s sole and absolute discretion, would materially interfere with or impair Purchaser’s ability to use the Property for Purchaser’s intended purpose, or cause material additional expense to Purchaser in order to eliminate or correct the interference or impairment. Any matters reflected in the written materials described in Sections 4(a) which are not objected to by Purchaser prior to the expiration of the Contingency Period shall, as to the portions of the Property shown to be affected thereby, be considered “Permitted Encumbrances”; provided, that in no event may any matter or instrument which affects the Property become a Permitted Encumbrance prior to the time Purchaser has (i) been advised in writing of its existence and (ii) failed to object to said encumbrance for a period of thirty (30) days following Purchaser’s receipt of written notification of the existence of such encumbrance or the instrument creating such encumbrance, and in no event shall any liens or assessments be Permitted Encumbrances. Seller shall have the period (the “Seller’s Cure Period”) commencing with Seller’s receipt of any notice of Purchaser’s Objections and extending until the Close of Business on the date thirty (30) days following the termination of the Contingency Period in which to cure or remove Purchaser’s Objections at Seller’s sole cost and expense. Seller agrees to use reasonable efforts to cure any of Purchaser’s Objections and shall cure, remove, or pay off at or before the Closing any current assessments affecting the Property and all mortgages, deeds of trust, judgment liens, mechanics and materialmen’s liens, and similar liens against the Property.

(d) Purchaser’s Termination Rights. If Seller fails for any reason, in Purchaser’s sole discretion, to cure or satisfy any of Purchaser’s Objections on or before the expiration of Seller’s Cure Period, Purchaser shall have the option, on or before the date ten (10) days from the date Seller’s Cure Period expires, as Purchaser’s sole and exclusive remedies, to either (i) accept conveyance of the Property subject to such uncured matters and proceed with the Closing contemplated herein (in which event all such matters objected to by Purchaser but not cured by Seller shall be deemed Permitted

Encumbrances), or (ii) give written notice to Seller electing to terminate this Agreement. In the event on or before the expiration of such ten (10) day period Purchaser fails to notify Seller that Purchaser has elected one of the foregoing options, Purchaser shall be deemed to have elected to accept such uncured matters as Permitted Encumbrances. In addition, and notwithstanding anything set forth above or in this Agreement to the contrary, if for any reason Purchaser determines, in its sole and absolute discretion, that it is dissatisfied with the Property, that the Property is not suitable for Purchaser’s intended use or that Purchaser does not for any other reason desire to purchase the Property, Purchaser shall have the right, by giving notice to Seller on or before the Close of Business on the last day of the Contingency Period, to terminate this Agreement. If Purchaser should terminate this Agreement for any reason set forth in this Section 4(d) neither party hereto shall have any further obligation to the other by virtue of this Agreement, other than pursuant to the provisions hereof that are expressly to survive any such termination.

5. Warranties and Representations by Seller. Seller makes the following representations and warranties as of the Effective Date and as of Closing:

(a) Seller is the lawful owner of all rights, titles and interests in all of the Property.

(b) No condemnation or eminent domain proceedings are now pending or threatened concerning the Property, and Seller has received no notice from any governmental or quasi-governmental agency or authority or potential condemnor concerning any right-of-way, utility or other taking which may affect the Property.

(c) Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, or under any comparable state statutes that are applicable to this transaction. Seller is not a “disregarded entity” and shall be considered the “transferor” for purposes of Section 1445 of the Internal Revenue Code. At Closing Seller will execute and deliver to Purchaser an affidavit regarding such matters. If Seller fails to execute and deliver such affidavit, Purchaser may deduct and withhold from the Purchase Price such amount as Purchaser may be required to withhold to satisfy any of Purchaser’s tax withholding obligations under such statutes or regulations promulgated pursuant thereto. Seller is duly organized, validly existing and in good standing under the laws of the state of its organization. Seller is authorized to transact business in the states in which the Property is located. Seller has full power and authority to enter into and perform this Agreement in accordance with its terms, and the persons executing this Agreement on behalf of Seller have been duly authorized to do so.

(d) To the best of Seller’s knowledge: (i) the Property is in full compliance with all applicable Environmental Laws (as defined below); (ii) the Property does not now contain and has not contained any underground storage tanks, landfills, or hazardous waste management facilities or any hazardous or toxic substance or material which is regulated or controlled by any Environmental Law (collectively, “Hazardous Materials”), other than those associated with normal operation of pipeline compressor stations; (iii) the Property is not listed on any state or federal environmental remediation priority list; and (iv) no claim, action, suit or proceeding is pending or threatened against Seller or any third party arising, either directly or indirectly, out of the presence or discharge (whether intentional or unintentional) of any Hazardous Materials in, on, under, at, or about the Property, the violation of any Environmental Law, or the presence of any underground tanks. For the purposes of this Agreement, “Environmental Law” means any law, statute, ordinance, rule, regulation or legal requirement in effect at the Effective Date and/or the Closing Date pertaining to (a) the protection of health, safety, or the environment; (b) the conservation, management, protection, or use of natural resources and wildlife; (c) the protection or use of source water and groundwater; (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Material; or (e) pollution (including any release to air, land, surface water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801, Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC App. 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended by 42 USC 300(f) et seq., and any similar, implementing or successor law, and any amendment, rule, regulation, order or directive, issued thereunder. Seller shall indemnify, defend, and hold harmless Purchaser, its successors and assigns, from and against any and all claims, losses, damages, penalties, and costs, including but not limited to reasonable attorney, engineering, expert, or other professional fees, arising out of or resulting from a breach of the representations and warranties set forth in this Section. The foregoing indemnity shall survive Closing or termination of this Agreement.

(e) Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or breach any provisions of the organizational documents of Seller; (ii) violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Seller is a party, or by which Seller, the Property or any of Seller’s material assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any court or governmental authority applicable to Seller, the Property or any of Seller’s material assets.

(f) Seller is not aware of any violations of any laws, ordinances, rules, regulations, zoning, or other legal requirements with respect to the Property except as have been disclosed to Purchaser.

(g) Neither this Agreement nor any Appendix nor any written statement furnished or to be furnished by Seller to Purchaser in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit any known material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Seller shall furnish to Purchaser copies of any notice, claim, or demand received by Seller during the pendency of this Agreement that would materially change any representation given by Seller herein.

(h) Seller shall not further encumber the Property or allow an encumbrance upon the title to the Property, or modify the terms or conditions of any existing leases, contracts or encumbrances, if any, without the written consent of Purchaser.

(i) Seller has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(j) Seller is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Seller filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Seller, nor is any such proceeding to Seller’s knowledge threatened or contemplated. The sale of the Property will not render Seller insolvent.

If, prior to the Closing, Purchaser discovers that any of the representations and warranties made by Seller in this Agreement were when made, or have subsequently become, materially false or misleading and Seller does not, as to any false or misleading statement, cause at Seller’s expense a change in the underlying facts to make such statement no longer materially false or misleading, then Purchaser shall have the option to either (i) waive objection to such false or misleading statement and proceed to Closing; or (ii) cancel this Agreement thereafter neither party shall have any further obligations to the other hereunder (except with respect to obligations that are expressly to survive such termination).

6. Warranties and Representations of Purchaser. Purchaser makes the following representations and warranties as of the Effective Date and as of Closing.

(a) Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization. Purchaser is authorized or shall obtain authorization to transact business in the states in which the Property is located. Purchaser has full power and authority to enter into and perform this Agreement in accordance with its terms, and the persons executing this Agreement on behalf of Purchaser have been duly authorized to do so.

(b) Purchaser has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c) Purchaser is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Purchaser filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Purchaser, nor is any such proceeding to Purchaser’s knowledge threatened or contemplated. The purchase of the Property will not render Purchaser insolvent.

If, prior to the Closing, Seller discovers that any of the representations and warranties made by Purchaser in this Agreement were when made, or have subsequently become, materially false or misleading and Purchaser does not, as to any false or misleading statement, cause at Purchaser’s expense a change in the underlying facts to make such statement no longer materially false or misleading, then Seller shall have the option to either (i) waive objection to such false or misleading statement and proceed to Closing; or (ii) cancel this Agreement and thereafter neither party shall have any further obligations to the other hereunder (except with respect to obligations that are expressly to survive such termination).

7. Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

(a) All warranties and representations of Purchaser contained in this Agreement shall, as of the Effective Date and the Closing Date, be true and correct, except for any such failure of warranties and representations to be true and correct that, individually or in the aggregate, would not be reasonably likely to result in a material adverse affect to Seller.

(b) Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) There shall have been obtained by Seller an order from the FERC, in form and substance satisfactory to Seller, authorizing Seller to abandon the Property to be conveyed to Purchaser and to construct facilities and enter into all arrangements necessary to provide adequate natural gas service to Seller’s existing customers who receive natural gas services that utilize the Property.

8. Conditions to Obligations of Purchaser

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

(a) All warranties and representations of Seller contained in this Agreement shall, as of the Effective Date and the Closing Date, be true and correct, except for any such failure of warranties and representations to be true and correct that, individually or in the aggregate, would not be reasonably likely to result in a material adverse affect to Purchaser.

(b) Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No throughput and deficiency agreements between Purchaser and its prospective shippers shall have been terminated by either party to those agreements pursuant to the terms and conditions of those agreements.

(d) No joint tariff agreements between Purchaser and upstream pipelines shall have been terminated by either party to those agreements pursuant to the terms and conditions of those agreements.

9. Closing.

(a) The consummation of the purchase and sale of the Property (the “Closing”) shall take place at the offices of Seller within 30 days following the date of written notice by Seller to Purchaser that Seller has completed its abandonment of the Pipeline and Related Facilities pursuant to FERC authorization and they are ready to be physically transferred and legally conveyed to Purchaser (the “Closing Date”), or such other date mutually agreed to by the Seller and Purchaser

(b) At the Closing, Seller, at its own cost and expense, shall deliver to Purchaser all documents and items as are contemplated to be delivered by Seller to Purchaser at the Closing pursuant to the other provisions of this Agreement.

(c) Upon Seller’s delivery of the foregoing, Purchaser shall deliver to Seller the Consideration required under Section 3(a) of this Agreement (less any credits to which Purchaser is entitled pursuant to the terms hereof).

10. Prorations and Credits to be Made at Closing.

(a) All normal and customarily proratable items, including without limitation real estate taxes, assessments, utility bills, and insurance premiums, shall be prorated as of the Closing Date, Seller being charged and credited for all of the same up to such date and Purchaser being charged and credited for all of same on and after such date. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available, and thereafter, when actual figures are received, a cash settlement shall be made between Seller and Purchaser. All deposits shall be credited against the Consideration in lieu of assigning such deposits to Purchaser. The provisions of this Section shall survive the Closing.

(b) If Seller changes the use of the Property before Closing or if a denial of a special valuation on the Property claimed by Seller results in the assessment of additional taxes, penalties, or interest (assessments) for the periods before Closing, the assessments will be the obligations of the Seller. If this sale or Purchaser’s use of the Property after Closing results in additional assessments for periods before Closing, the assessments will be the obligation of Purchaser. The provisions of this Section shall survive the Closing.

11. Indemnities. Seller hereby indemnifies Purchaser as owner of the Property against, and agrees to defend and hold Purchaser harmless from and against, any and all third party obligations, liabilities, claims, suits, debts, accounts, liens or encumbrances, and all costs and expenses, including reasonable attorneys’ fees relating thereto, that Purchaser may suffer or incur and that result from the ownership or operation of the Property prior to the Closing. Purchaser hereby indemnifies Seller as owner of the Property against, and agrees to defend and hold Seller harmless from and against, any and all third party obligations, liabilities, claims, suits, debts, accounts, liens or encumbrances and all costs and expenses, including reasonable attorneys’ fees relating thereto, that Seller may suffer or incur and that result from Purchaser’s ownership or operation of the Property after the Closing. The provisions of this Section 11 shall survive the Closing for a period of three years.

12. Remedies.

(a) In the event the purchase and sale of the Property is not consummated after the expiration of the Contingency Period because of default by Purchaser (willful or otherwise), or a condition to Seller’s obligations has not been fulfilled, then Seller may, as its sole and exclusive remedy, terminate this Agreement.

(b) In the event the purchase and sale of the Property is not consummated because of default by Seller (willful or otherwise), or a condition to Purchaser’s obligations has not been fulfilled, then Purchaser may, in addition to all other remedies Purchaser may have at law or in equity, (i) terminate this Agreement, (ii) enforce specific performance of this Agreement, or (iii) pursue such other remedies as may be available to Purchaser at law or in equity.

(c) The provisions of this Section shall survive the Closing or termination of this Agreement.

13. Notices. All notices, requests or permissions required or permitted to be given to either Purchaser or Seller under the terms of this Agreement shall be sufficient if they are in writing and (a) mailed registered or certified mail, return receipt requested, (b) delivered in person, or (c) sent electronically by email or fax, as follows:

To Seller:	Kinder Morgan Interstate Gas Transmission LLC 370 Van Gordon Street Lakewood, CO 80228 Attention: General Counsel

To Purchaser:                        Kinder Morgan Pony Express Pipeline LLC

370 Van Gordon Street

Lakewood, CO 80228

Attention: General Counsel

Mailed notices shall be deemed delivered and effective five (5) days following the date when placed in the United States mail, certified or registered mail, return receipt requested, postage prepaid. All notices delivered by overnight courier, by telecopy or telefax, or in person shall be deemed delivered upon receipt at the above addresses.

14. Assignment. Purchaser shall have the right to assign or otherwise transfer its interest in this Agreement. In the event of any such assignment, such assignee shall assume in writing all of the obligations of Purchaser under this Agreement, and upon such assumption, Purchaser shall be deemed to be relieved of and released from all of its obligations and liabilities under this Agreement, whether then existing or thereafter arising.

15. Miscellaneous.

(a) This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado.

(b) Time is of the essence as to all matters contained in the Agreement.

(c) If the final day of any time period or limitation set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday recognized by the United States government or the State of Colorado, then and in such event the time of such period or limitation shall be extended to the next day which is not a Saturday, Sunday or such legal holiday.

(d) This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

(e) This Agreement may not be modified or amended except by a subsequent agreement in writing signed by both Seller and Purchaser. Purchaser and Seller may waive any of the conditions herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such condition or obligation.

(f) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns.

(g) This Agreement, including the appendices, schedules, and attachments attached thereto (all of which shall be deemed incorporated into this Agreement by reference), constitutes the entire agreement and understanding between the parties hereto and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No statements, agreements or understandings, representations, warranties or conditions not expressed in this Agreement shall be binding upon the parties hereto, or shall be effective to interpret, change or restrict the provisions of this Agreement unless such is in writing signed by the party against whom enforcement thereof is sought.

(h) If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance is, to any extent, invalid, illegal, or unenforceable, the remainder of this Agreement, or the application of such term, covenant, or condition to parties or circumstances other than those to which it is held invalid, illegal, or unenforceable, is not affected thereby and each term, covenant, and condition of this Agreement remains valid and enforceable to the fullest extent permitted by law, but only if the essential terms and conditions of this Agreement for each party remain valid, binding, and enforceable.

(i) EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this instrument has been executed by the parties hereto as of the date set forth below, but effective as of the Effective Date.

SELLER: KINDER MORGAN INTERSTATE GAS TRANSMISSION LLC

By:	/s/ Randy M. Holstlaw
Name:	Randy M. Holstlaw
Title:	Vice President

PURCHASER:

KINDER MORGAN PONY EXPRESS PIPELINE LLC

By:	/s/ John Eagleton
Name:	John Eagleton
Title:	Vice President

APPENDIX A

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE (this “Assignment”) is executed on this             , 2012, but is made effective for all purposes as of     AM Mountain Time on             , 2012 (the “Effective Time”) by and among KINDER MORGAN INTERSTATE GAS TRANSMISSION LLC, a Colorado limited liability company with an address of 370 Van Gordon Street, Lakewood, Colorado 80228, (“ASSIGNOR”) and KINDER MORGAN PONY EXPRESS PIPELINE LLC, a Delaware limited liability company with an address of 370 Van Gordon Street, Lakewood, Colorado 80228 (“ASSIGNEE”).

1. NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, ASSIGNOR hereby conveys, delivers, assigns, and transfers to ASSIGNEE, effective as of the Effective Time, regardless of the date of execution, all of ASSIGNOR’s right, title and interest in and to, together with all privileges appurtenant thereto, including, but not limited to, all fixtures, pipelines and improvements located thereon, the assets listed and more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Subject Assets”).

TO HAVE AND TO HOLD the Subject Assets unto ASSIGNEE, its successors and assigns forever.

2. Subject to and in accordance with the terms and conditions of this Assignment, ASSIGNEE hereby assumes all of the liabilities of Assignor under the Subject Assets.

3.ASSIGNEE acknowledges that in accepting this Assignment, ASSIGNEE has relied solely on the terms and conditions and representations, warranties, and covenants contained in this Assignment.

4. If there are prohibitions against or conditions to the conveyance of one or more portions of the Subject Assets without the prior written consent of third parties (other than consents of a ministerial nature which are normally granted in the ordinary course of business) that, if not satisfied, would result in a breach thereof by Assignor or would give a third party the right to terminate Assignor’s or Assignee’s rights with respect to such Subject Assets (any such prohibition or condition being herein called a “Restriction”), then notwithstanding anything herein to the contrary, the transfer of title to, or interest in, such portion of the Subject Assets through this Assignment shall not become effective unless and until such Restriction is satisfied or waived by the parties hereto, or becomes otherwise inoperable or unenforceable. When and if such Restriction is so satisfied, waived or removed, the assignment of such portion of the Subject Assets as may be subject thereto shall become effective automatically as of the date of this Assignment, without further action on the part of Assignor or Assignee, respectively. Until such Restriction can be satisfied or waived, or becomes otherwise inoperable or unenforceable, Assignor shall, as of and from the Effective Date (a) hold such Subject Assets in trust for Assignee and (i) perform the covenants and obligations thereunder in Assignor’s name and all benefits and obligations existing thereunder shall be for Assignee’s account (subject to an agreement between Assignor and Assignee regarding the allocation of costs related thereto), or (ii) to the extent permitted by the terms of the agreements underlying such Subject Assets, authorize Assignee to perform obligations and receive all the benefits of Assignor under such Subject Assets, or (b) enter into such other mutually agreeable arrangements with Assignee and/or the appropriate third party that would otherwise allow Assignee to receive all benefits of Assignor under the Subject Assets.

5. Assignor does hereby covenant and agree to indemnify, defend and hold Assignee harmless from and against any and all costs, expenses (including, without limitation, reasonable attorneys’ fees, related legal expenses and costs of court), losses, liabilities and damages which Assignee may suffer by reason of any claim or cause of action accruing prior to the Effective Time and directly or indirectly arising out of the ownership and/or operation of the Subject Assets.

6. This Assignment shall be binding upon and inure to the benefit of the respective designees, successors and permitted assigns of the ASSIGNOR and ASSIGNEE, and may be executed in a number of identical counterparts, each of which for all purposes is to be deemed as original, and all of which constitute, collectively, one instrument.

7. This Assignment, Conveyance and Bill of Sale shall be governed by and construed in accordance with the laws of the state in which the Subject Assets are located.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on date first set forth above but is hereby made effective for all purposes as of the Effective Time.

ASSIGNOR:

KINDER MORGAN INTERSTATE GAS TRANSMISSION LLC

By:
Name:
Its:

ASSIGNEE:

KINDER MORGAN PONY EXPRESS PIPELINE LLC

By:
Name:
Its:

THE STATE OF	§
§
COUNTY OF	§

BEFORE ME, the undersigned authority, on this             day of             , 2012 appeared                     , the                     of Kinder Morgan Interstate Gas Transmission LLC, a Colorado limited liability company, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of the limited liability company.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this the              day of             , 2012.

Notary Public in and for the
State of
Name:
My Commission Expires:

THE STATE OF	§
§
COUNTY OF	§

BEFORE ME, the undersigned authority, on this              day of             , 2012 appeared                     , the                     of Kinder Morgan Pony Express Pipeline LLC, a Delaware limited liability company, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of the limited liability company.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this the             day of             , 2012.

Notary Public in and for the
State of
Name:
My Commission Expires:

GENERAL CONVEYANCE, ASSIGNMENT, AND BILL OF SALE

EXHIBIT A

Subject Assets

B-1

APPENDIX B

SPECIAL WARRANTY DEED

KINDER MORGAN INTERSTATE GAS TRANSMISSION LLC, a Colorado limited liability company, with an address of 370 Van Gordon Street, Lakewood, Colorado 80228 (“GRANTOR”), County of Jefferson and State of Colorado, for and in consideration of Five Dollars ($5.00) and other good and valuable consideration, in hand paid, hereby sells and conveys to KINDER MORGAN PONY EXPRESS PIPELINE LLC, a Delaware limited liability company (“GRANTEE”), whose legal address is 370 Van Gordon, Lakewood, Colorado 80228 of the County of Jefferson and State of Colorado, the parcels of real estate situated in                     County, State of                     , more particularly described as follows (the “Properties”), together with all of Grantor’s right, title and interest, if any, in and to (i) all improvements located on the Properties, and (ii) all and singular, the rights and appurtenances pertaining to the Properties:

This conveyance is subject to all matters recorded in the real property records of                     County, State of                     and all matters that would be revealed by a current, on the ground survey of the Properties.

Grantor warrants the title against all persons claiming by, through or under the Grantor but not otherwise.

Signed this                     day of             , 2012.

GRANTOR:	KINDER MORGAN INTERSTATE
GAS	TRANSMISSION LLC

By:

STATE OF COLORADO     )

                                         ) ss.

COUNTY OF JEFFERSON )

The foregoing instrument was acknowledged before me this     day of             2012, by                 of Kinder Morgan Interstate Gas Transmission LLC, a Colorado limited liability company.

Witness my hand and official seal.

My commission expires:

Notary Public

B-2